EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

August Technology Corporation:

We consent to the use of our reports dated March 7, 2005, except as to note 2 to the consolidated financial statements, which is as of November 8, 2005, with respect to the consolidated balance sheets of August Technology Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule and our report dated March 7, 2005, except as to the second through final paragraphs of Management’s Report on Internal Control Over Financial Reporting (as Restated), which are as of November 8, 2005, on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference in this Amendment No. 3 to the Registration Statement on Form S-4 of Rudolph Technologies, Inc. and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus, which is a part of this Amendment No. 3 to the Registration Statement.

Our report dated March 7, 2005, except as to Note 2 to the consolidated financial statements, which is as of November 8, 2005, contains an explanatory paragraph that the accompanying consolidated balance sheets as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity, and cash flow for each of the years in the three-year period ended December 31, 2004 have been restated.

Our report on Internal Control over Financial Reporting expresses our opinion that August Technology Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its revised assessment the following material weakness as of December 31, 2004: August Technology Corporation did not have effective policies and procedures, or personnel with sufficient technical knowledge of revenue recognition principles, to ensure that multi-element arrangements and related software revenue components were accounted for in accordance with generally accepted accounting principles. Specifically, August Technology Corporation’s policies and procedures did not provide for sufficient identification of contract terms, or concurrent transactions, that impact the timing of revenue recognition.

/s/ KPMG LLP

Minneapolis, Minnesota

January 6, 2006